EXHIBIT 15.1

                  AWARENESS LETTER OF INDEPENDENT ACCOUNTANTS

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

     Re:  Pride Petroleum Services, Inc.
        Registration Statement on Form S-3

     We are aware that our report dated May 15, 1996 on our review of interim financial information of Pride Petroleum Services, Inc. for the three-month periods ended March 31, 1996 and 1995 included in the Company's quarterly report on Form 10-Q for the quarter then ended is included and incorporated by reference in this registration statement on Form S-3. Pursuant to Rule 436(c) under the Securities Act of 1933, this report should not be considered a part of the registration statement prepared or certified by us within the meaning of Sections 7 and 11 of that Act.

                                          COOPERS & LYBRAND L.L.P.

Houston, Texas
June 24, 1996